EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of the 1st day of September 2005 by and among Mobilepro Corp., a Delaware corporation (the “Company”) and James L. Magruder, Jr., a natural person, residing in Florida (“Mr. Magruder”).

WHEREAS, the Company wishes to employ Mr. Magruder as its Executive Vice President - Integration of the Company and Mr. Magruder wishes to accept such employment;

WHEREAS, the Company and Mr. Magruder wish to set forth the terms of Mr. Magruder’s employment and certain additional agreements between Mr. Magruder and the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms contained herein, the parties hereto agree as follows:

(1) Employment Period

The Company will employ Mr. Magruder, and Mr. Magruder will serve the Company, under the terms of this Agreement commencing September 1, 2005 (the “Commencement Date”) for a term of twelve (12) months unless earlier terminated under Section 4 hereof. The period of time between the commencement and the termination of Mr. Magruder’s employment hereunder shall be referred to herein as the “Employment Period.” This Agreement shall automatically renew for successive twelve (12) month periods unless (i) earlier terminated under Section 4 hereof or (ii) either party delivers a written non-renewal notice within sixty (60) days of the expiration of an Employment Period.

(2) Duties and Status

The Company hereby engages Mr. Magruder as its Executive Vice President - Integration on the terms and conditions set forth in this Agreement. During the term of the Employment Period, Mr. Magruder shall report directly to the Chief Executive Officer of the Company and shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with Mr. Magruder’s position, commensurate with the authority vested in Mr. Magruder pursuant to this Agreement and consistent with the governing documents of the Company.

(3) Compensation and Benefits

(a)
Salary. During the Employment Period the Company shall pay to Mr. Magruder, as compensation for the performance of his duties and obligations under this Agreement, a base salary of Fifteen Thousand Dollars ($15,000) per month, payable semi-monthly, beginning September 15, 2005.

(b)
Insurance. The Company shall reimburse Mr. Magruder for all health, dental, vision, life, AD&D, and disability insurance policies (not to exceed $800 per month) until such time as Company establishes like type insurance coverage.

(c)	Vacation: The Company will provide Mr. Magruder with three (3) weeks paid vacation per annum.

(d)	Bonus. During the Employment Period, Mr. Magruder shall be entitled to the following bonuses:

(i)	$10,000 to compensate Mr. Magruder for services rendered in June 2005. Such payment shall be made no later than September 1st, 2005.

(ii)	a MBO bonus as mutually agreed between Mr. Magruder and the Company’s CEO on or before September 16, 2005.

(e)
Equity. As partial consideration for entering into this Agreement, the Company hereby grants Mr. Magruder an option under the Company’s 2001 Equity Performance Plan to acquire two million (2,000,000) shares of the Company’s common stock at an exercise price or $0.27 per share (the “Option”). All two million (2,000,000) shares of the Option shall vest on March 31, 2006 or immediately if Mr. Magruder’s employment is terminated without cause or for good reason (as described in Section 4 hereof) or due to a change in control, sale of a majority of the common stock or substantially all of the assets of the Company or merger of the Company into or with another company (unless such company is less than ninety percent (90%) of the size (measured by market value) of the Company) or reverse merger with another company.

(f)
Business Expenses. During the Employment Period, Company shall promptly reimburse Mr. Magruder for all appropriately documented and reasonable business and travel expenses incurred by Mr. Magruder in the performance of his duties under this Agreement. Air travel is by coach class.

(4) Termination of Employment

(a)
Termination for Cause. The Company may terminate Mr. Magruder’s employment hereunder for Cause (defined below). For purposes of this Agreement and subject to Mr. Magruder’s opportunity to cure as provided in Section 4(c) hereof, the Company shall have Cause to terminate Mr. Magruder’s employment hereunder if such termination shall be the result of:

(i)
a material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Mr. Magruder and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition), which, in the case of a material breach of the terms of this Agreement or any other agreement, remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

(ii)	the commission by Mr. Magruder of any act of embezzlement, fraud, larceny or theft on or from the Company;

(iii)
Substantial and continuing neglect or inattention by Mr. Magruder of the duties of his employment or the willful misconduct or gross negligence of Mr. Magruder in connection with the performance of such duties which remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

(iv)	The commission by Mr. Magruder of any crime involving moral turpitude or a felony;
(v)
Mr. Magruder’s performance or omission of any act which, in the judgment of the Board, if known to the customers, clients, stockholders or any regulators of the Company, would have a material and adverse impact on the business of the Company; and

(b)
Termination for Good Reason. Mr. Magruder shall have the right at any time to terminate his employment with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below). For purposes of this Agreement and subject to the Company’s opportunity to cure as provided in Section 4(c) hereof, Mr. Magruder shall have Good Reason to terminate his employment hereunder if such termination shall be the result of:

(i)	The breach by the Company of any material provision of this Agreement or any stock option or warrant agreement; or

(ii)	A requirement by the Company that Mr. Magruder perform any act or refrain from performing any act that would be in violation of any applicable law.

(c)
Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate Mr. Magruder’s employment for Cause and Mr. Magruder’s right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

(d)	Voluntary Termination. At the election of Mr. Magruder, upon not less than sixty (60) days prior written notice of termination other than for Good Reason.

(e)
Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of Mr. Magruder. The Employment Period may be terminated by the Board of Directors of the Company if Mr. Magruder shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six (6) or more consecutive months from the first date of Mr. Magruder’s absence due to the disability or (ii) nine (9) months during any twelve-month period (a “Permanent and Total Disability”). If the Employment Period is terminated by reason of a Permanent and Total Disability of Mr. Magruder, the Company shall give thirty (30) days’ advance written notice to that effect to Mr. Magruder.

(f)	Termination Without Cause. At the election of the Company, otherwise than for Cause, upon not less than sixty (60) days written notice of termination.

(g)
Termination for Business Failure. Anything contained herein to the contrary notwithstanding, in the event the Company’s business is discontinued because continuation is rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 4(g), the Executive will be entitled to severance pay.

(5)  Consequences of Termination

(a)
Without Cause or for Good Reason. In the event of a termination of Mr. Magruder’s employment during the Employment Period by the Company other than for Cause pursuant to Section 4(f) or by Mr. Magruder for Good Reason pursuant to Section 4(b) (e.g., due to a Change of Control of the Company, where Change of Control means: (i) the acquisition (other than from the Company) in one or more transactions by any Person, as defined in this Section 5(a), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as Magrudered) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change of Control shall not include a public offering of capital stock of the Company. For purposes of this Section 5(a), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company, the Company shall pay Mr. Magruder (or his estate) and provide him with the following:

(i)	Lump-Sum Payment. A lump-sum cash payment, payable thirty (30) days after Mr. Magruder’s termination of employment, equal to the sum of the following:

1) Salary. The lesser of six months salary or equivalent of the remaining months on the Employment Agreement (the “Severance Period”); plus

2) Earned but Unpaid Amounts. Any previously earned but unpaid salary through Mr. Magruder’s final date of employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Mr. Magruder’s termination of employment.

3) Equity. Mr. Magruder shall retain all Option Shares vested at time of termination. All unvested Option Shares shall immediately vest and be retained by Mr. Magruder. Mr. Magruder shall have the benefit of the full ten-year option period to exercise such Option Shares.

(b)
Other Benefits. The Company shall provide continued coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Mr. Magruder was entitled to participate immediately prior to such termination, provided that Mr. Magruder’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Mr. Magruder’s participation in any such plan or program is barred, the Company shall use its commercially reasonable efforts to provide Mr. Magruder with benefits substantially similar (including all tax effects) to those which Mr. Magruder would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that Mr. Magruder is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverage’s provided for in this Section 5(a)(ii).

(c)
Other Termination of Employment. In the event that Mr. Magruder’s employment with the Company is terminated during the Employment Period by the Company for Cause (as provided for in Section 4(a) hereof) or by Mr. Magruder other than for Good Reason (as provided for in Section 4(b) hereof), the Company shall pay or grant Mr. Magruder any earned but unpaid salary, bonus, and Option Shares through Mr. Magruder’s final date of employment with the Company, and the Company shall have no further obligations to Mr. Magruder.

(d)
Withholding of Taxes. All payments required to be made by the Company to Mr. Magruder under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

(e)
No Other Obligations. The benefits payable to Mr. Magruder under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and Mr. Magruder will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to Mr. Magruder upon his termination of employment.

(f)
No Mitigation or Offset. Mr. Magruder shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be no offset of the payments or benefits set forth in this Section 5 except as provided in Section 5(a)(ii).

(6) Governing Law

This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflict of laws.

(7) Indemnity and Insurance

The Company shall indemnify and save harmless Mr. Magruder for any liability incurred by reason of any act or omission performed by Mr. Magruder while acting in good faith on behalf of the Company and within the scope of the authority of Mr. Magruder pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Certificate of Incorporation and the General Corporation Law of the State of Delaware, except that Mr. Magruder must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful

The Company shall provide that Mr. Magruder is covered by any Directors and Officers insurance that the Company provides to other senior executives and/or board members.

(8) Non-Disparagement

At all times during the Employment Period and for a period of five (5) years thereafter (regardless of how Mr. Magruder’s employment was terminated), Mr. Magruder shall not, directly or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statement about the Company (including its products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers, partners or directors).

(9) Cooperation with the Company After Termination of Employment

Following termination of Mr. Magruder’s employment for any reason, Mr. Magruder shall fully cooperate with the Company in all matters relating to the winding up of Mr. Magruder’s pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Following any notice of termination of employment by either the Company or Mr. Magruder, the Company shall be entitled to such full time or part time services of Mr. Magruder as the Company may reasonably require during all or any part of the sixty (60)-day period following any notice of termination, provided that Mr. Magruder shall be compensated for such services at the same rate as in effect immediately before the notice of termination.

(10) Lock-up Period and Volume Limitation.

Mr. Magruder agrees that he will not sell or otherwise transfer or dispose of any shares of the Company’s common stock that he owns or is entitled to receive following the exercise of any Option Shares or convertible securities that he may receive following the Commencement Date until September 1, 2006.

(11) Notice

All notices, requests and other communications pursuant to this Agreement shall be sent by overnight mail to the following addresses:

If to Mr. Magruder:
James L. Magruder, Jr.
67 Hickory Road
Hollywood, FL 33021

If to the Company:

Mobilepro Corp.
Attn: Chief Executive Officer
6701 Democracy Blvd.
Suite 300
Rockville, Maryland 20817
Phone: 301.315.9040

(12) Waiver of Breach

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Mr. Magruder or of the Company.

(13) Non-Assignment / Successors

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale or all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Mr. Magruder to the extent of any payments due to them hereunder. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

(14) Severability

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted there from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(15) Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(16) Arbitration

Mr. Magruder and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to Fifty Thousand Dollars ($50,000), provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than Fifty Thousand Dollars ($50,000), the parties hereby agree to submit such claim to mediation. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association (“AAA”) in the state of Maryland, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision, which contains the essential findings and conclusions on which the decision is based. Mediation shall be governed by, and conducted through, the AAA. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(17) Entire Agreement

This Agreement and all schedules and other attachments hereto constitute the entire agreement by the Company and Mr. Magruder with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Mr. Magruder and the Company with respect to the subject matter hereof, whether written or oral (including that certain consulting arrangement between Mr. Magruder and the Company). This Agreement may be amended or modified only by a written instrument executed by Mr. Magruder and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of August 26, 2005.

MOBILEPRO CORP.

/s/ James L. Magruder, Jr.	/s/ Jay O. Wright
JAMES L. MAGRUDER, JR.	Jay O. Wright, CEO